CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Real Estate Securities Trust of our report dated June 17, 2026, relating to the financial statements and financial highlights of Franklin Real Estate Securities Fund, which appears in Franklin Real Estate Securities Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

August 20, 2026